Exhibit 99.1

Intel Corporation 2200 Mission College Blvd. Santa Clara, CA 95054-1549

Intel Makes Changes to Technology Organization

New Leaders for Key Intel Technology Organizations will Report Directly to CEO

Bob Swan; Murthy Renduchintala to Depart

SANTA CLARA, Calif., July 27, 2020 – Today, Intel CEO Bob Swan announced changes to the company’s technology organization and executive team to accelerate product leadership and improve focus and accountability in process technology execution. Effective immediately, the Technology, Systems Architecture and Client Group (TSCG) will be separated into the following teams, whose leaders will report directly to the CEO:

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Technology Development, led by Dr. Ann Kelleher. An accomplished Intel leader, Kelleher has been head of Intel manufacturing, where she ensured continuous operations through the COVID-19 pandemic while increasing supply capacity to meet customer needs and accelerating the ramp of Intel’s 10nm process. She will now lead Intel technology development focusing on 7nm and 5nm processes. Dr. Mike Mayberry, who has been leading Technology Development, will consult and assist in the transition until his planned retirement at the end of the year. Mayberry has a 36-year track record of innovation at Intel, during which he has made key contributions in technology development and as the leader of Intel Labs.

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Manufacturing and Operations, led by Keyvan Esfarjani. Esfarjani most recently led manufacturing for Intel’s Non-Volatile Memory Solutions Group (NSG), in which role he set the vision and strategy for Intel’s memory manufacturing and led a rapid expansion of capacity. He will now lead global manufacturing operations and continue Kelleher’s work driving product ramp and the build-out of new fab capacity.

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Design Engineering, led in the interim by Josh Walden while Intel conducts an accelerated global search to identify a permanent world-class leader. Walden is a proven leader in technology manufacturing and platform engineering. Most recently, he has been leading the Intel Product Assurance and Security Group (IPAS), which will continue to report to him.

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Architecture, Software and Graphics will continue to be led by Raja Koduri. Koduri has responsibility for driving the development of Intel’s architecture and software strategy, and dedicated graphics product portfolio. Under his leadership, we will continue to invest in our software capability as a strategic asset and further build-out software engineering with cloud, platform, solutions and services expertise.

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Supply Chain will continue to be led by Dr. Randhir Thakur. Thakur will report directly to the CEO as chief supply chain officer, recognizing the ever-growing importance of this role and our relationships with key players in the ecosystem. Thakur and his team are charged with ensuring supply chain is a competitive advantage for Intel.

As a result of these changes, Murthy Renduchintala will leave Intel on Aug. 3, 2020.

“I look forward to working directly with these talented and experienced technology leaders, each of whom is committed to driving Intel forward during this period of critical execution,” said Swan. “I also want to thank Murthy for his leadership in helping Intel transform our technology platform. We have the most diverse portfolio of leadership products in our history and, as a result of our six pillars of innovation and disaggregation strategy, much more flexibility in how we build, package and deliver those products for our customers.”

About Intel

Intel (Nasdaq: INTC) is an industry leader, creating world-changing technology that enables global progress and enriches lives. Inspired by Moore’s Law, we continuously work to advance the design and manufacturing of semiconductors to help address our customers’ greatest challenges. By embedding intelligence in the cloud, network, edge and every kind of computing device, we unleash the potential of data to transform business and society for the better. To learn more about Intel’s innovations, go to newsroom.intel.com and intel.com.

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CONTACT:	Will Moss
(650) 521-1754
william.moss@intel.com